Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Majesco Entertainment Company
We consent to the incorporation by reference in Registration Statement on Form S-3 of Majesco Entertainment Company of our report dated January 19, 2007, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Majesco Entertainment Company for the year ended October 31, 2008. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
June 11, 2009